Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and	Director of Corporate and
	Chief Financial Officer	Investor Communications
	864-963-6484	954-766-2806
	billlowe@kemet.com	deandimke@kemet.com

KEMET ANNOUNCES RATIONALIZATION PLAN

GREENVILLE, S.C., July 30, 2008 - KEMET Corporation (NYSE: KEM) announced today that it will rationalize certain corporate staff and manufacturing support functions to further reduce costs and achieve its financial goals.  Approximately 640 employees will be affected as a result of this action.  The salaried workforce affected represents approximately 12% of the Company’s salaried workforce.

The Company expects to reduce its support costs by approximately $24 million in the remainder of the current fiscal year (approx. $36 million on a full-year basis), and will accrue a severance expense of approximately $20 million, primarily in the quarter ended September 2008.  Approximately 200 employees will be affected in the Company’s U.S. operations, with the balance at various facilities within Europe, Mexico and Asia.

“It is imperative that we match our support costs to the condition of our current market environment,” said Per Loof, KEMET’s Chief Executive Officer.  “The actions we are taking today are painful and difficult for the KEMET family.  However, we must minimize our costs at the support level while maintaining world-class service, product innovation, and quality to successfully compete in our market and reach our goals.  We are fully committed to executing our strategies, which are designed to return KEMET to profitability and create shareholder value,” continued Loof.

KEMET Corporation (KEM) applies world-class service and quality to deliver industry-leading, high-performance capacitance solutions to its customers around the world. KEMET offers the world’s most complete line of surface-mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. Additional information about KEMET can be found at http://www.kemet.com .

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A.

Tel: 864.963.6300   Fax: 864.963.6521

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about KEMET Corporation (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies’ policies and legislation, and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.